Exhibit 5.1

Pocket Counsel, Inc.
Luc Nguyen, Esq.
1192 Draper Pkwy., Suite 244
Draper, UT 84020
lnguyen@pocketcounsel.com
Ph: (801) 349-8274 – Fax: (866) 277-4061

July 2, 2012

Board of Directors
Auscrete Corporation
109 W. 17th St.
Cheyenne, WY 82001

RE:	RE: Registration Statement on Form S-1 for Auscrete Corporation, a Wyoming corporation (the "Company")

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of up to 10,000,000 newly issued shares for public sale of the Company's common stock, no par value, to be sold by the issuer (the "New Shares") and the selling shareholders named in the Company's prospectus ("Selling Shareholders") are offering up to 1,742,500 shares of the Company's common stock, at a fixed price of $0.30 per share until the Company's shares are quoted on the OTC Bulletin Board and thereafter at prevailing market or privately negotiated prices.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i.	The Certificate of Incorporation of the Company;

ii.	The Registration Statement and the Exhibits thereto; and

iii.	Such other matters of law, as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals or certified documents of all copies submitted to me as conformed, Photostat or other copies. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based on the foregoing, I am of the opinion that (a) the Existing Shares are validly issued, fully paid and non-assessable and (b) the New Shares, upon the effectiveness of the registration and when sold, will be validly issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Registration Statement.

Sincerely yours,

Pocket Counsel, Inc.

/s/ Luc Nguyen
Luc Nguyen, Esq.